EXHIBIT 99.1

HEALTHTRONICS, INC. ANNOUNCES SECOND QUARTER 2007 RESULTS Achieves 21% sequential EBITDA growth over First Quarter 2007

AUSTIN, TX, — (BUSINESS WIRE) — August 2, 2007 — HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of Urology services and products, today announced its financial results for the second quarter ended June 30, 2007.

Second Quarter Financial Review

Revenue from continuing operations for the second quarter 2007 totaled $35.6 million as compared to $36.5 million for the same period in 2006 and $32.8 million in the first quarter of 2007. The Company’s earnings from continuing operations for the second quarter of 2007, in accordance with generally accepted accounting principles (“GAAP”), were $0.3 million or $0.01 per share on a diluted basis. The Company’s non-GAAP earnings from continuing operations per share for the second quarter 2007 were $0.02, which does not include non-cash stock-based compensation expense. The non-GAAP earnings compare to the $0.03 per share earned from continuing operations in the second quarter of 2006.

During the quarter, the Company recorded adjusted EBITDA of $4.2 million, or 12% of revenue which compares to adjusted EBITDA in the first quarter of 2007 of $3.5 million for an increase of 21%. The adjusted EBITDA recorded in the second quarter of 2006 was $5.5 million, or 15% of revenue. The decrease in revenue from the second quarter of 2006 is primarily due to a continued decrease in lithotripsy procedure volume in the Urology Services division, and the closure of the European sales office in the Medical Products division, which were offset by revenue and earnings from RevoLix™ laser technology and the anatomical lab business.

The Company had cash and cash equivalents as of June 30, 2007 totaling $18.9 million and cash flows from operations of $27.1 million for the six months ended June 30, 2007, which compares to $24.9 million for the six months ended June 30, 2006.

Urology Services

Urology Services division revenue for the second quarter of 2007 was $30.8 million compared to $31.1 million for the same period in 2006, a decrease of 1%. Revenue for Urology Services was $28.4 million in the first quarter of 2007. The decrease in quarterly revenue from the second quarter of 2006 is due to a decrease in lithotripsy procedure volume, which was offset by an increase in BPH laser procedure volume. The continued deployment of RevoLix™ laser technology contributed to this increase in laser procedure volume. The Urology Services division adjusted EBITDA for the second quarter of 2007 was $5.0 million or 16% of revenue compared to $7.1 million or 23% of revenue recorded in the second quarter of 2006.

Medical Products

Medical Products division revenue for the second quarter of 2007 was $4.6 million compared to $5.2 million for the same period in 2006 and $4.2 million in the first quarter of 2007. The decrease from the second quarter of 2006 is due to a lower number of lithotripters sold in the quarter, the closure of the European sales office and the discontinuation of our patient table business, while the sequential increase is due to increased revenue from service maintenance, RevoLix™ laser consumable and anatomical pathology lab sales. The ClariPath™ pathology laboratory operation saw increases in revenue of 42% from the first quarter of 2007. The adjusted EBITDA for the Medical Products division for the second quarter of 2007 was $0.4 million or 10% of revenues compared to a loss of $0.2 million or 4% of revenues recorded in the second quarter of 2006.

Executive Summary

James Whittenburg, Acting President and Chief Executive Officer commented, “We are very happy with the quarter and continue to see positive results from the execution of our strategy. We beat our internal forecast for the second quarter in a row. Based on our run rate through June 30th, we are ahead of our annual guidance. On a same store sales basis, partnership revenue this quarter is up from the corresponding quarter in 2006.”

“In addition, the roll-out of our new products is proceeding well,” Mr. Whittenburg continued. “The RevoLix laser, TotalRAD IGRT, and LithoDiamond Ultra lithotripter are all being met with positive reviews and acceptance within our urology partnerships.”

Business Outlook

Mr. Whittenburg continued, “HealthTronics has a core lithotripsy business that is profitable, cash-flow positive, and stabilizing. We continue to focus on this core business as a solid growth platform for our urology services business and have become a very trusted business advisor to our urologist partners. We also have a strong balance sheet and improving financial performance that positions us well for future growth, both short-term and long-term.”

Conference Call and Webcast: Management of HealthTronics will host a conference call the morning of Friday, August 3, 2007 at 11:00 a.m. Eastern Time. Interested parties may participate in the call by dialing 800-274-0251 (international callers dial 719-457-2683) and ask for the “HealthTronics Q2 2007 Earnings” call (confirmation code: 3945671). Please call in 10 minutes before the call is scheduled to begin. The call will also be simulcast over the Internet at www.healthtronics.com. A replay of the conference call will be available at the website listed above or by calling 888-203-1112 or 719-457-0820, passcode 3945671. The replay will be available until September 1, 2007.

 HealthTronics’ use of Non GAAP Financial Measures: This press release includes financial measures for net income (loss), net income (loss) from continuing operations, and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding certain charges, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results, to competitors’ operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance. The Company believes these non-GAAP financial measures are useful to decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in it financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided in the financial statements attached to this press release.

EBITDA and Adjusted EBITDA: HealthTronics has presented EBITDA and Adjusted EBITDA amounts, which are non-GAAP financial measures. In the SEC filings, HealthTronics has reconciled such amounts to their most directly comparable financial measure calculated in accordance with GAAP, which is HealthTronics’ net income. HealthTronics believes that its presentations of EBITDA and Adjusted EBITDA are important supplemental measures of operating performance to its investors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance which HealthTronics believes, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of HealthTronics’ operating results before the impact of investing and financing transactions and income taxes. HealthTronics does not subtract minority interest expense when calculating EBITDA; however, HealthTronics does adjust for minority interest expense and refers to this measure as “Adjusted EBITDA”. Minority interest is a GAAP measure intended to reflect our partners’ share of our consolidated net income and not our partners’ share of our consolidated EBITDA. For example, calculation of minority interest expense does not include adjustments for depreciation, amortization, taxes or interest. As a result, our partners’ share of consolidated EBITDA may not, in a given reporting period, equal the deduction for minority interest expense used in arriving at Adjusted EBITDA. HealthTronics has historically reported Adjusted EBITDA to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company performance. Adjusted EBITDA is also widely used by HealthTronics management in the annual budgeting process. HealthTronics believes these measures continue to be used by investors and creditors in their assessment of HealthTronics’ operational performance and the valuation of the company.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, a liquidity measure, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing HealthTronics’ operations that HealthTronics believes, when viewed with its GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting HealthTronics’ business than could be obtained absent this disclosure.

About HealthTronics: HealthTronics, Inc. is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital imaging equipment, maintenance services offerings, and clinical and anatomical pathology services. For more information, visit www.healthtronics.com.

Cautionary Language: Statements by the Company’s management made in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

 CONTACT:
HealthTronics, Inc.
Ross Goolsby, Senior Vice President and Chief Financial Officer

ross.goolsby@healthtronics.com
(512) 314-4554
www.healthtronics.com

HEALTHTRONICS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Urology Services	$30,836	$31,113	$59,221	$61,867
Medical Products	4,586	5,210	8,825	11,410
Other	141	151	268	303

Total revenue	35,563	36,474	68,314	73,580

Cost of services and general and administrative expenses:
Salaries, wages and benefits	11,323	10,292	22,254	21,099
Other costs of services	4,936	3,590	9,550	8,489
General and administrative	1,791	2,080	3,800	4,189
Legal and professional	486	1,432	1,093	1,937
Manufacturing costs	1,785	2,749	3,848	6,444
Advertising	381	581	556	807
Other	11	5	15	220
Depreciation and amortization	2,776	2,755	5,592	5,444

	23,489	23,484	46,708	48,629

Operating income	12,074	12,990	21,606	24,951
Other income (expenses):
Interest and dividends	311	111	588	243
Interest expense	(212)	(322)	(448)	(646)

	99	(211)	140	(403)

Income from continuing operations before provision
for income taxes and minority interest	12,173	12,779	21,746	24,548
Minority interest in consolidated income	11,275	11,293	20,784	21,649
Provision for income taxes	581	667	566	1,272

Income from continuing operations	317	819	396	1,627
Income (loss) from discontinued operations, net of tax	(138)	549	(247)	1,014

Net income	$179	$1,368	$149	$2,641

Basic earnings per share:
Income from continuing operations	$0.01	$0.02	$0.01	$0.05
Income (loss) from discontinued operations	$--	$0.02	$(0.01)	$0.03

Net income	$0.01	$0.04	$--	$0.08

Weighted average shares outstanding	35,425	35,056	35,416	34,981

Diluted earnings per share:
Income from continuing operations	$0.01	$0.02	$0.01	$0.04
Income (loss) from discontinued operations	$--	$0.02	$(0.01)	$0.03

Net income	$0.01	$0.04	$--	$0.07

Weighted average shares outstanding	35,426	35,361	35,422	35,306

HealthTronics, Inc. and Subsidiaries Consolidated Balance Sheets (Unaudited)

($ in thousands)	June 30, 2007	December 31, 2006
ASSETS
Total current assets	$63,776	$71,825
Property and equipment, net	32,351	34,270
Assets held for sale	701	1,258
Goodwill	233,700	229,261
Other assets	12,318	10,119

	$342,846	$346,733

LIABILITIES
Total current liabilities	$18,342	$30,123
Long-term debt, net of current portion	4,743	5,673
Liabilities held for sale	92	258
Other long-term liabilities	28,600	25,058

Total liabilities	51,777	61,112
Minority interest	34,228	30,104
Total stockholders' equity	256,841	255,517

	$342,846	$346,733

HealthTronics, Inc. and Subsidiaries Supplemental Financial Information Continuing Operations For the Periods Ended June 30, 2007 and 2006 Unaudited In thousands, except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Summary of Results from Operations
Revenues	$35,563	$36,474	$68,314	$73,580
EBITDA(a)	$15,524	$16,793	$28,537	$32,069
Adjusted EBITDA(a)	$4,249	$5,500	$7,753	$10,420
Net Income from Continuing Operations	$317	$819	$396	$1,627
Net Income	$179	$1,368	$149	$2,641
EPS from Continuing Operations	$0.01	$0.02	$0.01	$0.04
EPS	$0.01	$0.04	$--	$0.07
Number of Shares	35,426	35,361	35,422	35,306
Segment Information
Revenues:
Urology Services	$30,836	$31,113	$59,221	$61,867
Medical Products	$4,586	$5,210	$8,825	$11,410
Adjusted EBITDA(a):
Urology Services	$5,030	$7,131	$8,965	$13,063
Medical Products	$437	$(225)	$1,136	$62
Other Information:
Cashflow from Operations	$15,716	$12,680	$27,098	$24,926
Net Draws (Payments) on Senior Credit Facility	$--	$(312)	$--	$(625)
Net Debt	$(8,969)	$125,669	$(8,969)	$125,669

(a) See accompanying reconciliation of EBITDA and Adjusted EBITDA

Non-GAAP Financial Measures Reconciliation of EBITDA and Adjusted EBITDA Continuing Operations For the Periods Ended June 30, 2007 and 2006 Unaudited In thousands

	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated	2007	2006	2007	2006
Income from Continuing Operations	$317	$819	$396	$1,627
Add Back(deduct):
Provision for income taxes	581	667	566	1,272
Interest expense	212	322	448	646
Depreciation and amortization	2,776	2,755	5,592	5,444
Restructuring costs	--	650	--	1,050
Stockbased compensation costs	363	287	751	381

Adjusted EBITDA	4,249	5,500	7,753	10,420
Add Back:
Minority interest expense	11,275	11,293	20,784	21,649

EBITDA	$15,524	$16,793	$28,537	$32,069

Urology Services Segment
Revenues	$30,836	$31,113	$59,221	$61,867
Expenses:
Cost of Services	(14,661)	(12,728)	(29,677)	(27,665)
Other Income (Expenses)	136	52	234	128

EBITDA	16,311	18,437	29,778	34,330
Minority interest expense	(11,281)	(11,306)	(20,813)	(21,667)

Adjusted EBITDA before add backs:	$5,030	$7,131	$8,965	$12,663

Add Backs:
Restructuring costs	--	--	--	400

Adjusted EBITDA	$5,030	$7,131	$8,965	$13,063

Medical Products Segment
Revenues	$4,586	$5,210	$8,825	$11,410
Expenses:
Cost of Services	(4,167)	(5,462)	(7,738)	(11,396)
Other Income (Expenses)	12	13	21	29

EBITDA	431	(239)	1,108	43
Minority interest expense	6	14	28	19

Adjusted EBITDA	$437	$(225)	$1,136	$62